AGREEMENT dated February 24 1998, between NINE WEST GROUP INC., a Delaware corporation with principal offices at 9 West Plaza, 1129 Westchester Avenue, White Plains, New York 10604 (the "Company") and NOEL E. HORD, an individual residing at 727 Oenoke Ridge Road, New Canaan, CT 06840 ("Hord").

                               W I T N E S S E T H:

         WHEREAS, the Company and Hord entered into an agreement dated April 6, 1995, relating to the employment of Hord as President and Chief Operating Officer of the Company (the "Employment Agreement"); and

         WHEREAS, Hord has voluntarily terminated his employment and the Employment Agreement; and

         WHEREAS, the parties hereto have decided to resolve all issues under the Employment Agreement (including, without limitation, compensation and benefits) and all other rights and obligations relating to the employment of Hord by the Company and the termination of such employment; and

         WHEREAS, the parties hereto have entered into an agreement dated January 27, 1998 (the "Letter of Intent") which sets forth in principle the terms and conditions upon which Hord's employment with the Company shall terminate, with the intention that such terms and conditions shall be embodied in this definitive agreement.

         NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Termination of Employment and the Employment Agreement.

         The parties hereby agree and acknowledge that Hord resigned as President, Chief Operating Officer and an employee of the Company, and from all other capacities in which he served Nine West and its subsidiaries and affiliates, effective January 27, 1998 (the "Resignation Date"). The Employment Agreement is hereby terminated effective as of the Resignation Date and neither the Company nor Hord shall have, as of the Resignation Date, any further rights or obligations to each other (i) under the Employment Agreement, (ii) with respect to the employment of Hord by the Company or (iii) with respect to the termination of such employment, except as specifically set forth in this Agreement.


         2.  Termination Payment; Benefits.

             (A) Termination Payment. The Company shall pay Hord the sum of Two Million Six Hundred Thousand dollars ($2,600,000), less any federal, state and local income and payroll withholding taxes which the Company deems to be required under applicable law (the "Termination Payment") in full settlement, discharge and satisfaction of any and all amounts or benefits owed or which may be owed by the Company or by any Company benefit program, plan or practice to Hord, and any and all rights which Hord has or may have under the Employment Agreement or otherwise as a result of his employment with the Company or the termination of such employment including, without limitation, bonuses payable under the Employment Agreement and/or under the Nine West Group Inc. First Amended and Restated Incentive Bonus Plan (the "Incentive Bonus Plan"), use of any automobile provided by the Company or any automobile allowance given by the Company, accrued vacation pay and any and all other compensation or benefits payable or provided to Hord by the Company or its subsidiaries or affiliates, except as expressly provided in Sections 2(b), 2(c), 2(d), 2(e) or 2(g) hereof. The Termination Payment shall be paid to Hord on March 2, 1998. The Termination Payment shall not be taken into account in determining the benefits payable or provided to Hord under any compensation or benefit program, plan or practice of the Company. As of the Resignation Date and except as expressly provided in Sections 2(b), 2(c), 2(d), 2(e) or 2(g) hereof, Hord shall cease to be eligible for or accrue benefits under any and all programs, plans and practices of the Company which pay or provide current or deferred compensation, bonuses, incentives, commissions, medical or dental benefits, life or other insurance benefits, retirement benefits, fringe benefits, severance pay or other termination benefits, or perquisites of any kind or nature (collectively "Compensation and Benefit Programs").

             (b) COBRA. Hord shall be eligible as of the Resignation Date for health and dental insurance benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that the Company shall continue to pay the full cost of the applicable premiums for such COBRA coverage until the earlier of (i) December 31, 1998, or
(ii) the date upon which the Company would be permitted under COBRA to terminate Hord's COBRA coverage including, without limitation, such earlier time as Hord commences new employment or business activity and becomes eligible for health and dental benefits with such new employer or business; and provided, further, that Hord files a valid COBRA election with respect to such COBRA coverage.
Hord shall promptly notify the Company in writing when he becomes eligible to participate in another health or dental plan, and shall provide the Company with information which it reasonably requests to determine if and when the Company is permitted to terminate Hord's COBRA coverage. After December 31, 1998 (assuming Hord's COBRA coverage has not terminated), Hord may elect to continue health and dental coverage at his own expense in accordance with the provisions of COBRA and the applicable Company plan for the balance of the applicable COBRA continuation period.

             (c) Qualified and Nonqualified Retirement Plans. Hord shall be entitled to benefits under the Nine West Group Inc. 401(k) Savings Plan, the Pension Plan for Employees of Nine West Group Inc., the Nine West Group Inc. Executive Deferred Compensation Plan, the Nine West Group Inc. Supplemental Savings Plan and the United States Shoe Corporation Supplemental Executive Salaried Employee's Benefit Plan, in accordance with the respective terms and conditions of each such plan but subject to the cessation of his active participation therein as of the Resignation Date.

             (d) Stock Options and Restricted Stock. In accordance with the determination of the Compensation Committee of the Board of Directors of the Company (the "Committee"), (i) Hord's rights with respect to options to purchase 40,000 shares of Company common stock under the Nine West Group Inc. First Amended and Restated 1994 Long-Term Performance Plan (the "Stock Option Plan") granted pursuant to a Nonqualified Stock Option Agreement between Hord and the Company dated as of May 23, 1995 (the "Stock Option Agreement") shall be fully vested, and (ii) the exercise period for such options to purchase 40,000 shares shall expire on February 29, 2000. In addition, the parties acknowledge and agree that the "Period of Restriction" (as defined in that certain Restricted Stock Agreement between Hord and the Company dated May 23, 1995 (the "Restricted Stock Agreement")) with respect to 10,000 shares subject to the Restricted Stock Agreement terminated with the release of the Company's earnings for fiscal year 1996 on March 18, 1997. Except as provided above in this Section 2(d) with respect to the options to purchase 40,000 shares and the 10,000 shares for which the "Period of Restriction" terminated on March 18, 1997, Hord shall have no further rights with respect to any options or restricted shares granted under the Stock Option Plan, the Stock Option Agreement or the Restricted Stock Agreement. In accordance with the determination of the Committee, the foregoing provisions of this Section 2(d) shall constitute an amendment to the Stock Option Agreement and the Restricted Stock Agreement, as applicable.

             (e) Outplacement Services. The Company shall pay for professional career outplacement services for Hord up to a maximum of Twenty Thousand dollars ($20,000).

             (f) Expenses. Hord acknowledges that he has not incurred since the Resignation Date, and agrees that he shall not incur after the date hereof, any expenses, obligations or liabilities on behalf of the Company. Reimbursement for all expenses, obligations and liabilities incurred prior to the Resignation Date (including, without limitation, expenses reflected on Hord's expense reports submitted for periods prior to the Resignation Date) shall be paid in accordance with the Company's reimbursement policies as soon as practicable following the Resignation Date and in no event later than March 2, 1998.

             (g)  Compensation Between Resignation Date and March 1, 1998.
The Company shall pay Hord the sum of Thirty-Three Thousand Three Hundred and Thirty-Three Dollars ($33,333) on February 13, 1998 and on February 27, 1998, in full satisfaction of any and all salary, vacation pay and other compensation which Hord may have earned from the Resignation Date to March 1, 1998. The payments under this Section 2(g) shall be subject to deductions for any federal, state and local income and payroll taxes which the Company deems to be required under applicable law. The payments made pursuant to this Section 2(g) shall not be taken into account in determining the benefits payable or provided to Hord under the Compensation and Benefit Programs.

         3.  Release of Claims.

             (a) Hord Claims. In consideration for the Termination Payment, the other compensation and benefits hereunder and the settlement of all disputes, if any, between the Company and Hord regarding the terms and conditions of Hord's employment with the Company, the termination of such employment and the amounts payable and benefits provided to Hord by the Company, Hord on behalf of himself and his heirs, representatives and assigns, hereby completely releases, waives and forever discharges the Company Released Parties (as hereinafter defined), from any and all claims, complaints, causes of action, rights, obligations, liabilities, grievances or demands for damages, expenses, losses or compensation of any and every kind, nature and character, known or unknown, howsoever arising which Hord has or may have against the Company Released Parties from the beginning of the world to the date of this Agreement, whether or not relating to Compensation and Benefit Programs and whether arising under or in any way connected with the Employment Agreement or the termination of such agreement, or arising under or in any way connected with Hord's employment or termination of employment with the Company or otherwise (collectively the "Hord Claims"). Hord acknowledges and agrees that the Hord Claims released hereunder shall include, without limitation, claims arising under or relating to the laws of the United States or any state thereof, any and all claims relating to or based upon breach of contract, breach of promise, promissory or equitable estoppel, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, negligence, intentional tort or discrimination under local, state or federal law, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act, regardless of whether based on national origin, age, race, membership in any protected group or classification, or otherwise. The Hord Claims do not include, and Hord does not waive, any rights to enforce Hord's rights and the Company's obligations under this Agreement. The term "Company Released Parties" means each and all of the Company, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees, successors and assigns.

             (b) No Actions. Hord shall not bring any administrative or legal action against any of the Company Released Parties for any rights waived or Hord Claims released under this Agreement, and Hord represents and warrants that no such action has been brought to date. Hord further agrees that should he bring any type of administrative or legal action with respect to Hord Claims released under this Agreement or if the Company is the prevailing party in an action to enforce its rights under this Agreement, Hord shall bear all legal fees and costs, including those of the Company Released Parties, and he waives any right to a remedy, financial or otherwise, in connection with any such action. Hord hereby warrants, represents and agrees that he has not and shall not assign, transfer or convey in any manner any Hord Claims, and that he has not attempted or purported to do so. Hord further agrees that he shall not solicit any current, former or future employee or shareholder of the Company or any other person or entity to bring any administrative or legal action against any of the Company Released Parties, and he shall not voluntarily participate in any such action or proceeding brought by any such current, former or future employee or shareholder of the Company or any other person or entity.

             (c) Company Claims. In consideration of this Agreement and the settlement of all disputes, if any, between the Company and Hord regarding the terms and conditions of Hord's employment with the Company, the termination of such employment and the amounts payable to Hord by the Company, the Company, on behalf of itself, the Company Released Parties and their heirs, representatives, successors and assigns, hereby completely releases, waives and forever discharges Hord and his heirs and representatives from any and all claims, complaints, causes of action, rights, obligations, liabilities, grievances or demands for damages, expenses, losses or compensation of any and every kind, nature and character, known or unknown, howsoever arising which the Company Released Parties have or may have against Hord arising under or in any way connected with the Employment Agreement or the termination of such agreement or arising under or with respect to Hord's employment with or termination of employment from the Company or otherwise (collectively, the "Company Claims"). The Company Claims do not include, and the Company does not waive, any rights to enforce the Company's rights and Hord's obligations under this Agreement.

         4.  Restrictive Covenants.

             (a) Confidential Information. Hord expressly covenants and agrees that he shall not at any time hereafter directly or indirectly use, convey or permit the use of any trade secrets or other proprietary and/or confidential information of, or relating to, the Company or any of its affiliates or subsidiaries, in connection with any activity or business. Hord also agrees that he shall not at any time hereafter divulge such information to any person, firm or corporation whatsoever. The obligations of Hord contained in this Section 4(a) shall not apply to any information which was known to the public at the time of its receipt by Hord or shall become known generally to the public in any manner other than by an improper act of Hord.

             (b) Non-Competition. Hord agrees that from the date hereof until February 29, 2000, he shall not, without the prior written consent of the Company, directly or indirectly, as sole proprietor, shareholder, partner, employee, officer, director, trustee, advisor, consultant or independent contractor, or in any other manner or capacity whatsoever, engage or participate in manufacturing, importing, exporting, distributing or retailing of women's footwear in any state of the United States or Canada. Hord understands that the provisions of this Section 4(b) may limit his ability to earn a livelihood in a business similar to the business of the Company in the specified geographic locations but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company; (ii) such provisions contain reasonable limitations as to time, geographical area and the scope of activity to be restrained; and (iii) the consideration provided under this Agreement including, without limitation, the Termination Payment, is sufficient to compensate Hord for the restrictions set forth in this Section 4(b). In consideration of the foregoing and in light of his education, skills and abilities, Hord agrees that he shall not assert that, and it should not be considered that, any provisions of this Section 4(b) preventing him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

             (c) Non-Solicitation of Employees. From the date hereof until February 29, 2000, Hord shall not, without the express written consent of the Company, recruit, solicit or induce any employees of the Company to terminate their employment with the Company.
             (d) Equitable Relief. Hord agrees that the remedy at law for any breach by him of any of the agreements set forth in this Section 4 may be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Hord from the breach of such covenants and agreements.

         5. Notice of Proceedings. Hord shall, in the event he is requested or required to testify or otherwise provide any information in, or with respect to, any administrative, court or other legal proceeding involving the Company or any of its subsidiaries or affiliates, within three (3) days after receiving or being notified of such request or requirement, provide the Company with written notice specifying the nature of such request or requirement and any other information which Hord has been provided regarding such proceeding or which Hord has provided to another party regarding such proceeding. Hord shall not testify or otherwise provide any information in, or with respect to, any such proceeding for a period of ten (10) days after receipt by the Company of notice thereof from Hord, unless the failure to do so would, in the reasonable judgment of his attorney, subject Hord to prosecution for a crime.

         6. Assistance in Litigation. At all times hereafter, Hord shall, upon reasonable notice, and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably request in connection with any administrative, court or other legal proceeding in which the Company or any of its subsidiaries or affiliates is, or may become, a party (other than any litigation between Employee and the Company or any of its subsidiaries or affiliates).

         7. No Disparagement or Harm. Neither the Company nor Hord shall make any comments or statements relating to the other which are critical or derogatory or which may tend to denigrate, disparage or otherwise injure the business or reputation of the other.

         8. Return of Property. Hord shall return to the Company no later than March 2, 1998, all data and documentation relating to the Company (including tangible evidence of trade secrets or confidential information) including, without limitation, reports, files, memoranda, records, computers, software, credit cards, keys, computer access codes, computer disks, instructional manuals, financial records and all physical or personal property, received or prepared, or which Hord helped to prepare, in connection with his employment with the Company. Hord shall not retain any copies, reproductions, or excerpts of such property. The obligations of Hord under this Section 8 shall not relate to any data or documentation which is publicly available.

         9. No Admission of Liability. Although the Company has agreed to make certain monetary payments hereunder in consideration for the release of the Hord Claims, the parties hereto acknowledge that nothing herein may be viewed as an admission of liability by the Company.

         10. PNC Bank Agreement. Hord agrees that (i) he has relinquished to the Company and has waived any rights he had, may have or may become entitled to under Trust #1042607 (the "Trust") established pursuant to that certain Trust Agreement between The United States Shoe Corporation and PNC Bank, Ohio, National Association dated November 14, 1994, as the same may have been amended from time to time (the "Trust Agreement") and the related Amended and Restated Severance Compensation Agreement dated November 14, 1994 (the "Severance Agreement"), which relate to the payment of severance benefits as described therein, and (ii) he has executed a letter evidencing his consent to both the termination of the Trust in accordance with Section 12(c) of the Trust Agreement and the payment to the Company (as successor in interest to The United States Shoe Corporation) of all assets held under the Trust as soon as practicable
after execution of such letter.   The parties hereto further agree to execute or
forward such other instruments as may be requested by PNC Bank, Ohio, National Association to confirm the foregoing agreement of the parties under this Section 10 hereof.

         11. Public Announcement. Nine West has made a public announcement and regulatory filings indicating the resignation of Hord as President, Chief Operating Officer and an employee of the Company, and Hord acknowledges that the Company may make additional regulatory filings as the Company may, in its sole discretion, deem necessary or advisable.

         12.  Miscellaneous.

             (a) Binding Agreement. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company and each of the Company Released Parties and their successors and assigns. This Agreement shall be binding on and inure to the benefit of Hord and his heirs and legal representatives. This Agreement may not be assigned by Hord.

             (b) Headings. The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

             (c) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding its conflicts of laws rules. The parties agree to the exclusive jurisdiction and venue of the Supreme Court of the State of New York for Westchester County and/or the United States District Court for the Southern District of New York for the resolution of any and all disputes arising under this Agreement. Jurisdiction over the parties shall be sufficiently obtained either by personal delivery, by overnight delivery service (such as Federal Express) or by mailing the applicable documents to the party sought to be served.

             (d) Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If Section 4(b) of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, such Section 4(b) shall be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it shall have the power to reduce the duration, scope and/or area of such Section 4(b) and/or to delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such Section 4(b) shall then be enforceable as permitted by law.

             (e) Knowing and Voluntary. By signing this Agreement, Hord hereby acknowledges that (i) he has carefully read and fully understands all of the provisions of this Agreement and the consequences of such provisions, (ii) he knowingly and voluntarily agrees to all of the provisions of this Agreement,
(iii) he has been given ample opportunity and time within which to consider this Agreement prior to his execution of the Agreement, and (iv) he has been provided an opportunity to consult with an attorney of his own choice and has, in fact, done so.

             (f) Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be given by hand to the person so notified, or by prepaid overnight delivery service (such as Federal Express) or by certified United States mail, return receipt requested with all postage, fees and charges prepaid enclosed in a sealed wrapper, marked personal and confidential, and addressed, as follows:

To the Company at:       Nine West Group Inc.
                         9 West Plaza
                         1129 Westchester Avenue
                         White Plains, New York  10604

                         Attn.:  Joel E. Bedol, Esq.
                                 Senior Vice President
                                 and General Counsel


To Hord at:              727 Oenoke Ridge Road
                         New Canaan, CT  06840

Copy to:                 Christine Chipman, Esq.
                         30 Main Street
                         Suite 204
                         Danbury, CT  06810

All such notices and other communications shall be effective, if given by hand or overnight delivery service (such as Federal Express), when delivered or, if mailed, three (3) days after mailing from a post office maintained by the United States Postal Service. Any party hereto may, from time to time, and in like manner, designate any other address to which any notice, request, consent or other communication addressed to such party or any copies thereof shall be sent.

             (g) Further Instruments. Hord and the Company shall execute all instruments and take all actions as may be necessary or advisable to effectuate the terms of this Agreement including executing or delivering any waivers, elections, forms or notices with respect to the matters covered in this Agreement.

             (h) Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties relating to the subject matter referred to herein, and supersedes (i) any and all prior written or oral agreements between the Company and Hord relating to such matters, including, without limitation, the Employment Agreement, the Letter of Intent, the Stock Option Agreement and the Restricted Stock Agreement, and (ii) except to the extent expressly provided herein, the Compensation and Benefit Programs including, without limitation, the Stock Option Plan and the Incentive Bonus Plan. No modification, waiver or termination of this Agreement, or any part thereof, shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              Nine West Group Inc.



                              By:  /s/ Vincent Camuto
                                   ----------------------------
                                   Name: Vincent Camuto
                                   Title: Chief Executive Officer



                                   /s/ Noel E. Hord
                                   ----------------------------
                                        Noel E. Hord